EXHIBIT 99.1

Investor Contact:                             FOR IMMEDIATE RELEASE

Mary F. Lovejoy
401/457-6009

Media Contact:

Susan M. Gillette
401/457-2354

                      TEXTRON TO SELL ITS INTEREST IN

                          PAUL REVERE CORPORATION

      PROVIDENCE, RHODE ISLAND -- APRIL 29, 1996 -- Textron Inc. today announced that The Paul Revere Corporation has entered into an agreement with Provident Companies, Inc. whereby Provident will acquire all of the outstanding shares of Paul Revere's common stock, 83% of which is owned by Textron, for $26 per share.

      For its Paul Revere shares, Textron will receive $20 per share in cash (an aggregate of $750 million) and $6 per share in Provident common stock, for a total of approximately $975 million. This transaction has been approved by the Boards of Directors of the three companies and is subject to regulatory approvals and the consent of Provident and Paul Revere shareholders. It is expected to close in the third quarter of 1996.

                                   -more-

                                           TEXTRON TO SELL PAUL REVERE/2


      "This transaction reinforces Textron's strategy to focus on its core manufacturing and finance businesses where the company can continue to add value and realize attractive returns on invested capital," said Textron Chairman and CEO James F. Hardymon.

      According to Hardymon, up to 50% of the proceeds are expected to be used to repurchase Textron common shares and finance acquisitions. The remainder will be used to reduce debt.

      For each share of Paul Revere stock, Paul Revere's minority shareholders can elect to receive the $26 per share in cash, a combination of $20 in cash and $6 in Provident common stock, or all Provident common stock.

      This transaction will result in a discontinued operations loss on disposal of approximately $90 million for Textron. On April 17, 1996, Textron reported net income for the three months ended March 30, 1996 of $125 million, or $1.44 per share. The company has restated these results to reflect Paul Revere as a discontinued operation (see attached).

      Textron Inc. (NYSE:TXT) is a global, multi-industry company with market-leading operations in five business segments: Aircraft, Automotive, Industrial, Systems and Components and Finance.

      Paul Revere (NYSE:PRL), based in Worcester, MA, is a $1.5 billion provider of individual disability insurance, group disability, life and annuity products.

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